Exhibit 21

Subsidiaries of Andina Gold Corp.

Name	Jurisdiction of Organization

General Extract LLC	Colorado

General Oil Imports, Inc.	Delaware

Good Meds, Inc.	Colorado

Andina Gold Colombia SAS	Colombia

1304740BC ULC	British Columbia, Canada